SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name: Glenbrook Life Scudder Variable Account (A)



B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

     3100 Sanders Road Northbrook, Illinois 60062


C.   Telephone Number (including area code):

                           1-800-776-6978

D.   Name and address of agent for service of process:

                           Michael J. Velotta
                           General Counsel
                           Glenbrook Life and Annuity Company
                           3100 Sanders Road, J5D
                           Northbrook, Illinois 60062

Copy to:
                           Stephen E. Roth, Esq.
                           Sutherland, Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, DC  20004-2415

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes : X          No:


     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the County of Cook and the State of Illinois, this 20th day of July, 1998.


       Glenbrook Life Scudder Variable Account (A) (Name of Registrant)


       By: Glenbrook Life and Annuity Company
           (Name of Depositor)


       By:  /s/ MICHAEL J. VELOTTA
            ---------------------------
            (Name)  Michael J. Velotta
            (Title) Vice President, Secretary and
                       General Counsel


ATTEST:
/s/ BRENDA D. SNEED
-------------------------
(Name) Brenda D. Sneed
(Title) Assistant Secretary and
         Assistant General Counsel